Exhibit 10.12(a)

SCHEDULE OF OFFICERS AND DIRECTORS WHO HAVE ENTERED INTO INDEMNIFICATION AGREEMENTS

NAME	POSITION
Adam S. Berger	Chief Executive Officer and Chairman of the Board
Jonathan B. Bulkeley	Director
Michael A. Kumin	Director
Benjamin Derhy	Director
Gregory R. Liberman	President and Chief Operating Officer
Josh A. Kreinberg	General Counsel and Company Secretary
Gregory J. Franchina	Chief Information Officer
Brett A. Zane	Chief Financial Officer
Thomas G. Stockham	Director